                                                                     EXHIBIT 99



                            SUMMARY PLAN DESCRIPTION
                                      FOR
                       WILTEL SAVINGS AND RETIREMENT PLAN

                     THIS DOCUMENT CONSTITUTES A PROSPECTUS
                 COVERING SECURITIES THAT HAVE BEEN REGISTERED
                        UNDER THE SECURITIES ACT OF 1933
                   THE DATE OF THIS DOCUMENT IS JUNE 26, 1997

                            SUMMARY PLAN DESCRIPTION
                                      FOR
                       WILTEL SAVINGS AND RETIREMENT PLAN

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
 1.  Registration Statement......................................    1
 2.  Introduction................................................    1
 3.  Highlights..................................................    1
 4.  Type of Plan................................................    2
 5.  Plan Administrator..........................................    2
 6.  Trustee/Trust Fund..........................................    3
 7.  Hours of Service Definition.................................    3
 8.  Eligibility and Participation...............................    3
 9.  Contributions...............................................    4
10.  Limitations on All Contributions Under The Law..............    5
11.  Vesting.....................................................    5
12.  Participant Direction of Investment.........................    7
13.  Making Your Investment Allocations..........................   11
14.  Timing of Transactions......................................   11
15.  Who Holds Your Investments..................................   11
16.  Withdrawals During Employment...............................   11
17.  Distributions After Termination of Employment...............   12
18.  Distribution Upon Disability................................   13
19.  Distribution Upon Death.....................................   13
20.  Federal Income Tax Withholding from Withdrawals and
       Distributions; Rollovers..................................   13
21.  General Summary of the Federal Income Tax Effect of the
       Plan......................................................   14
22.  Loss of Benefits............................................   16
23.  Spendthrift Provision.......................................   16
24.  Claims Procedure............................................   17
25.  Participant Loans...........................................   17
26.  Technical Information.......................................   18
27.  Plan Amendment or Termination...............................   18
28.  Right to Employment.........................................   18
29.  Participant's Rights Under ERISA............................   18

     Appendix A -- Performance History of Investment Options

                            SUMMARY PLAN DESCRIPTION
                                      FOR
                       WILTEL SAVINGS AND RETIREMENT PLAN

1. REGISTRATION STATEMENT

     A registration statement on Form S-8 (herein, together with all amendments thereto, referred to as the "Registration Statement") with respect to the Wiltel Savings and Retirement Plan, as amended (the "Plan"), has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"). The securities offered under the terms of the Plan consist of interests in the Plan and shares of The Williams Companies, Inc. (the "Parent") common stock, $1.00 par value. Currently, the Plan is sponsored by WCS Communications Systems, Inc. until on or about August 1, 1997, when WilTel Communications, LLC will become the sponsor (the "Employer"). For further information with respect to the Plan and the securities which are issuable under the terms of the Plan, reference is made to the Registration Statement, including the exhibits thereto, and the remainder of this document.

     The Parent undertakes to provide without charge to each person who participates in the Plan, upon written or oral request of such person, a copy of the documents incorporated by reference in Item 3 of Part II of the Registration Statement (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents), which documents are hereby incorporated by reference into this document. In addition, the Parent will also make available without charge copies of its annual report to stockholders for the latest fiscal year, the latest annual report of the Plan, and all reports, proxy statements and other communications distributed to stockholders generally. Requests should be directed to the Benefits Service Center, telephone 1-800-320-8040.

2. INTRODUCTION

     The Employer has established the WilTel Savings and Retirement Plan ("Plan") for the benefit of eligible employees. If you decide to contribute, the Plan can provide benefits to you upon retirement or termination of employment or for other reasons including death or disability. This summary plan description is designed to describe, in a summary fashion, the Plan's most important provisions; however, this summary does not contain every detail of the Plan or its specific terms. You will not gain any new rights because of a misstatement in, or omission from, this summary or by the operation of the Plan. Contact the Benefits Service Center at 1-800-320-8040 if you want to review or purchase a copy of the Plan's legal document.

     IF THERE IS ANY QUESTION OR CONFLICT BETWEEN WHAT IS SAID IN THIS SUMMARY AND THE LANGUAGE IN THE PLAN'S LEGAL DOCUMENT, THE LEGAL DOCUMENT WILL PREVAIL.

     This summary is for your information. Neither this summary nor the benefits provided by the Plan is a promise of continued employment with the Employer or the Benefits Committee. The Employer or the Benefits Committee may amend or terminate the Plan at any time. If the Plan is amended or terminated, your benefits, if any, may be different from those summarized.

3. HIGHLIGHTS

* If you are an eligible employee, you may elect to participate in the Plan on the first day of the month following your date of hire.

* You decide the amount of money you want to save. You can save up to 15 percent of your eligible compensation. Your contribution percentage will automatically be withheld from your paycheck. You can contribute using either pre-tax or after-tax dollars or a combination of the two, stated in whole percentages.

* You pay no current federal income taxes on salary deferral contributions, Employer contributions or earnings credited to your accounts under the Plan.

* All Employer contributions and your contributions are invested at your direction in a choice of five different investment options.

* You may withdraw or borrow amounts contributed to the Plan under certain conditions.

* The full value of your accounts under the Plan, less applicable taxes, is payable to you if your employment is terminated:

     - On or after you attain Normal Retirement Date.

     - Upon a total and permanent disability.

     - For any other reason, if you are vested.

* The full value of your accounts under the Plan will be paid upon your death to your spouse or other properly designated beneficiary.

4. TYPE OF PLAN

     The Plan is commonly known as a Code section 401(k) profit sharing plan.
Section 9 explains how you share in the Employer's contributions to the trust fund and the extent to which the Employer has an obligation to make contributions to the trust fund.

     The Plan is also intended to constitute a plan described in section 404(c) of the Employee Retirement Income Security Act of 1974 ("ERISA"), and title 29 of the Code of Federal Regulations section 2550.404c-l, and the fiduciaries of the Plan may be relieved of liability for any losses which are the direct and necessary result of an investment instruction or instructions given by any participant or beneficiary.

5. PLAN ADMINISTRATOR

     The Administrative Committee is the Plan Administrator. The Administrative Committee's telephone number is (918) 588-2000. You also may contact the Administrative Committee (hereinafter the "Committee") at the address provided below. The Committee is responsible for providing you and other participants information regarding your rights and benefits under the Plan.

     The Committee has the responsibility for making all discretionary determinations under the Plan and for giving distribution directions to the Trustee. The members of the Committee may change from time to time. You may obtain the names of the current members of the Committee from the Employer.

     The name of the party designated as agent for service of legal process and the address where a processor may serve legal process upon the Plan are:

          Administrative Committee
          WilTel Savings and Retirement Plan
          c/o The Williams Companies, Inc.
          Post Office Box 2400, MD 47-3
          Tulsa, Oklahoma 74102

     A legal processor may also serve the Trustee.

     All administrative expenses related to the Plan will be paid by the Plan unless they are paid by the Employer. Currently, the Employer pays all of the administrative expenses. Brokerage fees, transfer taxes and other expenses related to the purchase and sale of securities are paid out of the investment option to which the charges apply.

6. TRUSTEE/TRUST FUND

     The Employer has appointed --

          BANK OF OKLAHOMA, N.A.
          Post Office Box 880
          Tulsa, Oklahoma 74101-0880

to hold the office of Trustee. The Trustee will hold all amounts the Employer contributes to it in a trust fund. Upon the direction of the Committee, the Trustee will make all distribution and benefit payments from the trust fund to participants and beneficiaries. The Trustee maintains trust fund records on a calendar year basis.

7. HOURS OF SERVICE DEFINITION

     The Plan and this summary plan description include references to hours of service. To advance on the vesting schedule or to share in the allocation of Employer matching contributions for a Plan Year (which for the Plan is a calendar year), the Plan generally requires you to complete a minimum number of hours of service during a Plan Year. The sections covering vesting and conditions for allocation explain this aspect of the Plan in the context of those topics. However, hours of service has the same meaning for all purposes of the Plan.

     The Department of Labor, in its regulations, has prescribed various methods under which the Employer may credit hours of service. The Employer has selected the "actual" method for crediting hours of service. Under the actual method, you will receive credit for each hour for which the Employer pays you, directly or indirectly, or for which you are entitled to payment, for the performance of your employment duties. You also will receive credit for certain hours during which you do not work if the Employer pays you for those hours, such as paid vacation.

     The Employer is a member of a related group of business organizations. The law treats all members of this related group as a single employer for purposes of crediting hours of service. If you work (other hours) for more than one member of the related group, you will receive hours of service credit under the Plan to the same extent as if you had worked the other hours for the Employer.

8. ELIGIBILITY AND PARTICIPATION

     You will become a Participant on the first day of the month immediately following the date you complete one hour of service.

     If you terminate employment after becoming a Participant in the Plan and later return to employment, you will re-enter the Plan on your re-employment date. Also, if you terminate employment after satisfying the Plan's eligibility conditions but before actually becoming a Participant in the Plan, you will become a participant in the Plan on the later of your scheduled entry date or your employment date.

     The following employees are eligible to participate in the Plan:

     - employees covered by selective collective bargaining agreements between the Employer and Communication Workers of America, including employees covered by the collective bargaining agreements with Locals 9509, 9400, 6390 and 1109.

     The following employees are NOT eligible to participate in the Plan:

     - a nonresident alien who does not receive any earned income from the Employer which constitutes United States source income.

     - temporary employees-defined as employees hired for the completion of a specific project after which employment with the Employer will terminate.

     - all employees of the Employer, other than employees covered by selective collective bargaining agreements between the Employer and Communication Workers of America, including the collective bargaining agreements with Locals 9509, 9400, 6390 and 1109.

     - leased employees.

     - employees of a member of the Employer's related group which does not participate in the Plan.

     If by reason of this exclusion, you should become ineligible to participate in the Plan, you may not contribute to the Plan during the period of your exclusion, but during this period your account balances will continue to share in trust fund earnings or losses.

9. CONTRIBUTIONS

EMPLOYEE CONTRIBUTIONS

     You decide how much you want to contribute to the Plan. The amount of your eligible compensation you choose to save in the Plan will be automatically withheld from your paycheck. Your contributions to the Plan for a given month are forwarded to the Trustee and are invested as soon as administratively possible.

     The Plan has a maximum combined savings percentage of 15 percent of eligible compensation. You choose the savings percentage you want to contribute and whether you want to save on a pre-tax or after-tax basis, or a combination of the two. (The taxes referred to are federal and state income taxes. Social Security taxes continue to be withheld from your pay, without regard to your savings selection.)

     When you enroll in the Plan, you elect the amount of pre-tax and after-tax contributions you want to make to Plan. Your contributions must be based on a percentage of your compensation of at least 1 percent and may not exceed 15 percent of your compensation for the Plan Year. You must specify how much you want to have contributed in the form of pre-tax contributions and how much in the form of after-tax contributions.

     You may revoke or change your contribution percentage rate on a monthly basis by calling the Voice Response System at 1-800-686-9457. You must call the Voice Response System by the 22nd of the month prior to the month you wish your change to be effective. Your contribution percentage will change on the first paycheck you receive in the month following your timely call to the Voice Response System.

     ELECTIVE DEFERRALS (pre-tax contributions). The Plan includes a "401(k) arrangement" under which you may elect to have the employer contribute a portion of your compensation to the Plan by filling out a salary deferral agreement. These contributions the Employer makes under your election are called "elective deferrals." The Committee will allocate your elective deferrals to a separate account designated by the Plan as your Deferral Contribution Account.

     Elective deferrals are made to the Plan on a pre-tax basis. When you save on a pre-tax basis, you are saving a percentage of your eligible compensation that will be transferred to your Plan account before federal and state income taxes are withheld; however, pre-tax contributions are subject to Social Security taxes. This gives your pay more savings power.

     The Internal Revenue Service limits the total dollar amount you can contribute annually through elective deferrals. The maximum amount of elective deferrals which employees may contribute for the calendar year is $9,500 in 1997.

     If your elective deferrals for a particular calendar year exceed the maximum amount allowed by the IRS for that calendar year, the Plan will refund the excess amount, plus any earnings (or loss) allocated to that excess amount. If you participate in another "401(k) arrangement" or in similar arrangements under which you elect to have an employer contribute on your behalf, your total elective deferrals may not exceed the maximum permitted amount for that calendar year. The Form W-2 you receive from each employer for the calendar year will report the amount of your elective deferrals for that calendar year under that employer's plan. If your total exceeds the maximum permitted amount for that calendar year, you should decide which plan you wish to designate as the plan with the excess amount. If you designate this Plan as holding the excess amount for a calendar year, you must notify the Committee of that designation by March 1 of the following calendar year. The Trustee then will distribute the excess amount to you, plus any earnings (or loss) allocated to that excess amount.

     AFTER-TAX EMPLOYEE CONTRIBUTIONS. The Plan also permits you to make after-tax employee contributions to the trust fund, if you desire. When you make after-tax employee contributions, the dollars your invest in your Plan account already have had federal and state taxes withheld, or subtracted. You may choose to contribute from 1 percent up to a maximum of 15 percent of your compensation in after-tax contributions, subject to the combined savings percentage limitation. Your combined elective deferrals and after-tax contributions cannot exceed the maximum combined savings percentage of 15 percent of your compensation. The Committee will allocate your after-tax contributions to a separate account designated by the Plan as your After-Tax Contributions Account.

     COMPENSATION. The Plan defines Compensation as the employee's total amount of earnings reportable as W-2 wages for Federal income tax withholding purposes plus elective deferrals, but excluding extraordinary compensation, such as, but not limited to, performance bonuses, incentive awards and similar forms of compensation, subject to the maximum compensation limitation contained in the Internal Revenue Code ($160,000 for 1997). With limited exceptions, the Plan includes your Compensation only for the part of the Plan Year in which you actually are a participant.

10. LIMITATIONS ON ALL CONTRIBUTIONS UNDER THE LAW

     The Plan contains limitations required by tax laws on the amount of contributions that can be made to each participant's accounts for each Plan Year. In general, the maximum annual addition that may be made to your accounts or to any other defined-contribution plan to which the Employer or a related company contributes is the lesser of 25 percent of your taxable compensation or $30,000 in any Plan Year.

     The term "annual addition" means for any year the sum of all Employer contributions made under the Plan that are allocated to your accounts and your contributions, including your after-tax and pre-tax contributions. In addition, benefits under the Plan and any other defined-benefit or defined-contribution plan maintained by the Employer or a related company may require reduction because of your participation in this Plan and other such plans.

     Due to limitations under the tax laws, pre-tax contributions, and the earnings associated with those contributions, of highly compensated employees may need to be returned to such employees if the Plan fails to pass complex annual discrimination tests. In addition, if the Plan fails to pass the discrimination tests, any after-tax employee contributions of highly compensated employees may need to be returned to such employees and highly compensated employees may forfeit matching contributions or be required to receive a distribution from the Plan.

     If you terminate employment and later are rehired, you will generally retain credit for your prior months of employment for purposes of determining the percentage of the Employer's matching contributions. Contact the Benefits Service Center for more details.

11. VESTING FOR EMPLOYER MATCHING CONTRIBUTIONS MADE BEFORE MAY 14, 1996

     100 PERCENT VESTING FOR ELECTIVE DEFERRALS AND AFTER-TAX EMPLOYEE CONTRIBUTIONS. The vesting schedule described below does NOT apply to your elective deferrals or to any after-tax contributions which you make to the Plan. You are 100 percent vested at all times in the balances of both your Deferral Contributions Account and your After-Tax Contributions Account.

     VESTING SCHEDULE FOR EMPLOYER MATCHING CONTRIBUTIONS. During your employment prior to your normal retirement date, your interest in your Regular Matching Contributions Account, if any, becomes vested in accordance with the following schedule:

                                VESTING SCHEDULE

                                                            PERCENT OF
                                                          NONFORFEITABLE
                    YEARS OF SERVICE                         INTEREST
                    ----------------                      --------------
Less than 1.............................................         0%
1.......................................................         0%
2.......................................................         0%
3 or more...............................................       100%

     SPECIAL VESTING RULE FOR NORMAL RETIREMENT DATE. If you attain your Normal Retirement Date while still employed by the Employer, your entire Plan interest becomes 100 percent vested, including your Regular Matching Contributions Account, even if you otherwise would not have a 100 percent vested interest. Your NORMAL RETIREMENT DATE is the LATER OF (1) the date you attain age 65, or
(2) the fifth anniversary of the date your participation in the Plan commenced.

     SPECIAL VESTING RULE FOR DEATH OR DISABILITY. If you die or become disabled while still employed by the Employer, your entire Plan interest becomes 100 percent vested, including your Regular Matching Contributions Account, if any, even if you otherwise would not have a 100 percent vested interest.

     YEAR OF SERVICE. To determine your percentage under a vesting schedule, a year of service means a Plan Year in which you complete at least 1,000 hours of service. If you complete at least 1,000 hours of service during a Plan Year, you will receive credit for a year of service even though you are not employed by the Employer on the last day of that year.

     You will receive credit for years of service with BELLSOUTH COMMUNICATION SYSTEMS, INC. prior to the time the Employer established the Plan and for years of service prior to the time you became a participant in the Plan. You will also receive years of service credited under the Savings Plan for Bargaining Unit Employees of Northern Telecom, Inc.

     The Plan provides two methods for forfeiting the non-vested portion of your account balances under the Plan. The primary method of forfeiting is the "forfeiture break in service" rule. The secondary method of forfeiting is the "cash out" rule. Also see Section 22 relating to loss or denial of benefits.

     FORFEITURE BREAK IN SERVICE RULE. Termination of employment alone will not result in forfeiture under the Plan unless you do not return to employment with the Employer before incurring a "forfeiture break in service." A "forfeiture break in service" is a period of 5 consecutive Plan Years in which you do not work more than 500 hours in each Plan Year.

     CASH-OUT RULE. The cash-out rule applies if you terminate employment, are not vested in your Regular Matching Contributions Account balance, if any, and you receive a total distribution of the vested portion of your account balances before you incur a "forfeiture break in service". If you are 0 percent vested in your Regular Matching Contributions Account under the Plan, the Plan will treat you as having received a cash-out distribution of $0. This "distribution" results in a forfeiture of your entire Regular Matching Contributions Account under the Plan. Normally, this forfeiture occurs on the date you terminate employment with the Employer. However, if you are entitled to an allocation of Employer contributions for the Plan Year in which you terminate employment with the Employer, this forfeiture occurs as of the first day of the next Plan Year. If you return to employment before you incur a "forfeiture break in service", the Plan will restore this forfeiture amount to your Regular Matching Contributions Account.

12. PARTICIPANT DIRECTION OF INVESTMENT

     The Plan permits you to direct the investment of the balances of your accounts in any one or more of the five Investment Options described below. Four of the Investment Options are mutual funds managed by professional money managers, and one is The Williams Companies, Inc. Common Stock Fund. Each of the mutual funds is different and has its own specific investment objectives.

     You make your initial investment allocation when you enroll in the Plan. You may change your investment choices on a daily basis by calling the Voice Response System at 1-800-686-9457. You must call the Voice Response System prior to 2:00 PM (Central Time) to have your changes effective the next business day. The Trustee will invest your Plan contributions in accordance with your direction.

     The Plan is designed to give you an opportunity to exercise control over the investment of the assets in your Accounts and to be an "ERISA Section 404(c) Plan." As an ERISA Section 404(c) Plan, the fiduciaries of the Plan, the Employer, the Committee and the Trustee, may be relieved of liability for any losses which are the direct and necessary result of any investment instructions you may give. Except for common stock held in The Williams Companies, Inc. Common Stock Fund, the Trustee, or, if applicable, an investment manager, will exercise any voting, tender and similar rights with respect to the Investment Options and the securities held and will be responsible for any such exercise. The exercise of such rights with respect to common stock of The Williams Companies, Inc. ("Williams common stock") held in the Common Stock Fund will be passed through to you and other participants in accordance with your respective beneficial interests as described following the description of that Investment Option below.

     The Committee is the fiduciary of the Plan responsible for providing the information contained in this summary concerning Investment Options and the exercise of control over your Accounts. The Committee has designated any member of the Employee Benefits Department as the person to contact to request the additional information described below to the extent the information is available and applicable to an Investment Option:

     - a description of the annual operating expenses of each Investment Option (e.g., investment management fees, administrative fees, transaction costs) which reduce the rate of return of an Investment Option, and the aggregate amount of such expenses expressed as a percentage of average net assets of the Investment Option;

     - copies of any prospectuses, financial statements and reports, and of any other materials relating to the Investment Options, to the extent such information is provided to the Plan;

     - a list of assets comprising the portfolio of each Investment Option to the extent such assets are considered Plan assets under applicable regulations, the value of each such asset (or the proportion of the Investment Option which it comprises), and, with respect to each such asset which is a fixed rate investment contract issued by a bank, savings and loan association or insurance company, the name of the issuer, the term and the rate of return, of the contract;

     - information concerning the value of shares or units in the Investment Options, as well as the past and current investment performance, net of expenses, on a reasonable and consistent basis; and

     - information concerning the value of shares or units of the Investment Options held in your Accounts.

     Much of this information will be made available to you when it is received by the Committee or will be contained in the periodic statement of your Accounts. To request additional information, you should contact:

        Employee Benefits Department
        The Williams Companies, Inc.
        Post Office Box 2400, MD 47-8
        Tulsa, Oklahoma 74102
        Telephone: (918) 748-7000

     All of the four mutual fund descriptions have been taken from the legal prospectus for each fund. Please refer to each fund's prospectus for more details about each mutual fund.

     The Plan's Investment Options have not always been the same and the Committee has the authority to periodically eliminate or add Investment Options. There are five different Investment Options in which you may invest all of your elective deferrals, after-tax contributions and matching contributions, if any.

     None of the Investment Options is insured by any agency of the Federal government, the Employer or anyone else. There is no guarantee against investment losses, and the value of your accounts under the Plan could decrease as well as increase. Furthermore, the fund managers cannot guarantee that their objectives with respect to the respective Investment Options can be met.

     YOU WILL ASSUME ALL RISKS CONNECTED WITH ANY DECREASE IN THE MARKET PRICE OR MARKET VALUE OF THE INVESTMENT OF YOUR ACCOUNT BALANCES IN THE PLAN.

     A summary of quarterly performance information for all Options is posted each quarter on employee bulletin boards at the various operating locations of the Employer. You should review the quarterly performance information for each Option and compare such information to that of the other Options. Continuing review of such information and the past performance for each Option may aid you in deciding to invest in or continue an investment in any of the Options. In addition, a copy of the prospectuses pertaining to each of the Investment Options can be obtained from the Administrative Committee, WilTel Savings and Retirement Plan, The Williams Companies, Inc., Post Office Box 2400, Mail Drop 47-8, Tulsa, Oklahoma 74102. It is recommended that each Participant with an investment in such Investment Options or who contemplates making such an investment, review the prospectuses for the respective Investment Options. THE PERFORMANCE HISTORY FOR EACH INVESTMENT OPTION IS PROVIDED AT APPENDIX A AT THE END OF THIS SUMMARY.

     THE CURRENT INVESTMENT OPTIONS ("OPTIONS") AVAILABLE UNDER THE PLAN ARE:

INVESTMENT OPTION A: MONEY MARKET FUND.

     The American Performance U.S. Treasury Fund is the fund available under this Option. This Fund is a stable net asset value portfolio of the American Performance Funds, a diversified open-end management investment company. Based on information contained in this Fund's Prospectus dated December 16, 1996, the investment objective of this Fund is to seek current income with liquidity and stability of principal by investing in money market instruments which are considered by the Board of Trustees of this Fund to present minimal credit risks. It invests exclusively in U.S. Treasury bills, notes, and other obligations backed by the full faith and credit of the U.S. Government, some of which may be subject to repurchase agreements. At least 65 percent of the Fund's total assets will be invested in direct U.S. Treasury obligations, some of which may be subject to repurchase agreements. Such obligations may include "stripped" U.S. Treasury obligations, with are issued at a discount to their "face value," and may exhibit greater price volatility than ordinary debt securities because of the manner in which their principal and interest are returned to investors. All securities or instruments in which the Fund invests have remaining maturities of 397 days or less, although obligations subject to repurchase agreements and certain variable and floating rate instruments may bear longer maturities.

INVESTMENT OPTION B: INTERMEDIATE BOND FUND

     The American Performance Intermediate Bond Fund is the fund available under this Option. This Fund is a variable net asset value portfolio of the American Performance Funds, a diversified open-end management investment company. Based on information contained in this Fund's Prospectus dated December 16, 1996, this Fund seeks current income consistent with the preservation of capital by investing primarily in a diversified portfolio of intermediate term bonds and other fixed income securities. This Fund's investments will primarily consist of debt obligations such as bonds, notes and debentures issued by the U.S. corporations or issued or guaranteed by the U.S. Government or its instrumentalities or agencies, and municipal securities. This Fund may also invest in certain foreign securities, asset-backed securities, mortgage-related securities and zero coupon obligations. Under normal market conditions, it will generally invest at least 65 percent of its total assets in bonds. In addition, at least 65 percent of the value of the total assets of this Fund will be invested in bonds with stated or remaining maturities of between three and ten years at the time of purchase. (For this purpose, "bonds" includes any debt instrument with a remaining maturity of one year or more.) Under normal market conditions, this Fund intends that its portfolio will maintain an average dollar-weighted maturity of approximately three to ten years.

INVESTMENT OPTION C: EQUITY FUND

     The American Performance Equity Fund is the fund available under this Option. This Fund is a variable net asset value portfolio of the American Performance Funds, a diversified open-end management investment company. Based on information contained in this Fund's Prospectus dated December 16, 1996, this Fund seeks growth of capital and secondarily, income, by investing primarily in a diversified portfolio of common stocks and securities convertible into common stocks. This Fund will generally invest at least 70 percent of the value of its total assets in common stocks and securities convertible to common stocks of companies believed by the Investment Adviser to be characterized by sound management and the ability to finance expected growth. It may also invest up to 30 percent of the value of its total assets in preferred stocks, corporate bonds, notes, warrants, and cash equivalents. Equity securities such as those in which the Equity Fund may invest are more volatile and carry more risk than some other forms of investments, but the Equity Fund portfolio of securities will be composed of securities believed by its Investment Adviser to be generally less volatile and carry less risk than those generally held by an aggressive growth fund. Depending upon the performance of this Fund's investments, the net asset value per share may decrease instead of increase.

INVESTMENT OPTION D: AGGRESSIVE GROWTH FUND

     The American Performance Aggressive Growth Fund is the fund available under this Option. This Fund is a variable net asset value portfolio of the American Performance Funds, a diversified open-end management investment company. Based on information contained in this Fund's Prospectus dated December 16, 1996, this Fund seeks long-term capital appreciation and, secondarily, income, by investing primarily in a diversified portfolio of common stocks and securities convertible into common stocks of small to medium-size companies. The inherent risks of small to medium-size companies are two-fold: market risk and business risk. Market risk refers mainly to the relatively small number of shares publicly owned as compared to larger companies. Business risk refers to the possibility that a company may do poorly due to competitive or financial factors. This Fund will generally invest at least 70 percent of the value of its total assets in common stocks and securities convertible to common stocks of companies believed by the Investment Adviser to be characterized by sound management and the ability to finance expected growth. It may also invest up to 30 percent of the value of its total assets in preferred stocks, corporate bonds, notes, warrants, and cash equivalents. The Fund will be managed in a manner that seeks to provide roughly the same level of income as an aggressive growth fund, but less than an income fund. Depending upon the performance of this Fund's investments, the net asset value per share may decrease instead of increase.

INVESTMENT OPTION E: THE WILLIAMS COMPANIES, INC. COMMON STOCK FUND.

     This Option consists of a fund maintained to invest exclusively in shares of common stock of the Parent. Common stock of the Parent acquired with employee contributions to the Plan may be purchased by the trustee of the Plan in the open market, or may be purchased directly from the Parent. This Fund is designed for an investor who seeks an equity position in the Parent. Although it is the stated objective of the Parent to increase stockholder value, the stock has declined in market price from time to time.

     The following is applicable to any interest you have in Williams common stock under Investment Option E in the Plan:

     VOTING OF STOCK. As the beneficial owner of Williams common stock under the Plan, you will receive notice of the annual and any special meeting of Williams stockholders. The notice will include proxy solicitation materials and a voting instruction form setting out the number of shares of Williams common stock credited to your Plan accounts. "Proxy solicitation materials" are those required for you to vote your shares.

     You may instruct the Trustee on how to vote the shares of Williams common stock credited to your accounts by completing and returning the voting instruction form. The Trustee must hold in confidence the voting instruction received from you and will not divulge the information to the Employer nor any other person or entity.

     TENDER OFFERS. You will be notified by The Williams Companies, Inc., if a tender offer has begun for Williams common stock, and you will be provided with the same information distributed to other common stockholders of Williams. This information will also include an explanation of how you can communicate your instructions regarding the tender offer to the Trustee. You should evaluate any tender offer materials you receive and determine whether you want the Trustee to tender the Williams common stock credited to your accounts. If you decide to tender, you should communicate your instructions to the Trustee and the Trustee will tender the stock.

     You will be able to instruct the Trustee to withdraw your shares of Williams common stock from any tender offer if your instructions are received before the tender offer withdrawal date. If the Trustee receives no instructions from you, the Trustee will not tender the stock in your account. If you tender shares of Williams common stock, the Trustee will credit any proceeds from the acceptance of the tender offer to your accounts.

     The Trustee must hold in confidence the tender offer instructions received from you and will not divulge the information to the Employer nor any other person or entity.

     CERTAIN RESTRICTIONS ON RESALE. Shares of Williams common stock distributed under the Plan may be resold only in compliance with the registration requirements of the 1933 Act, and applicable state securities laws, or an appropriate exemption therefrom.

     Persons who are not "affiliates" of the Parent may resell shares of common stock distributed pursuant to the Plan under the 1933 Act without further registration and without limitation as to either the quantity sold or the period during which such shares were held, provided such shares are acquired while the Registration Statement is in effect.

     This document (which also serves as the Summary Plan Description for the Plan) may not be used to effect re-offers or resales of shares of Williams common stock distributed pursuant to the Plan to persons who are "affiliates" of the Parent. Persons who are "affiliates" of the Parent may resell such shares of common stock under the 1933 Act only (a) in accordance with the provisions of Rule 144 under the 1933 Act (exclusive of the one year holding period if such shares were acquired while the Registration Statement is in effect) or some other exemption from registration under the 1933 Act, or (b) pursuant to an applicable, current and effective registration statement under the 1933 Act, including Form S-1 or Form S-3, but not including Form S-8. An "affiliate" of the Parent is defined in the rules and regulations under the 1933 Act as a person who "directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with" the Parent. Such persons generally include all officers, directors and ten percent or more stockholders of the Parent and their affiliates.

     Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") provides, among other things, that any person who is a beneficial owner of ten percent or more of an equity security of a company registered under the Exchange Act (such as the Parent) or an officer or director of that company, will be liable to that company for any profit realized from any purchase and sale (or any sale and purchase) of any equity security of such company within a period of less than six months, irrespective of the intention on the part of such person entering into the transaction. Such persons should obtain legal advice as to certain restrictions of Section 16(b) that may be applicable to their participation in the Plan.

13. MAKING YOUR INVESTMENT ALLOCATIONS

     You may direct the investment of your elective deferrals, after-tax contributions and matching contributions, if any, in any one or more of the Investment Options, provided the amount invested in each is in multiples of 1 percent. The total of your investment elections must equal 100 percent.

     CHOOSING YOUR FUTURE INVESTMENT ALLOCATIONS. You choose how to invest your contributions. You make your initial contribution investment allocation election when you first enroll in the Plan. You may use just one Option, or you can allocate your contributions among any of Investment Options A through E. If you use more than one Option, you must allocate your contributions in 1 percent increments. For example, you could choose to allocate 55 percent to American Performance U.S. Treasury Fund, 20 percent to the American Performance Aggressive Growth Fund and 25 percent to The Williams Companies, Inc. Common Stock Fund.

     You may change investment directions on a daily basis by calling the Voice Response System at 1-800-686-9457. You must call prior to 2:00 PM (CT) to have your changes effective the next business day.

     CHANGING YOUR INVESTMENT ALLOCATION FOR EXISTING ACCOUNT BALANCES. You can change the investment allocation of your existing investment account balances on a daily basis, provided the allocation between Options is in whole multiples of 1 percent. You may change investments in any Investment Option or Options to any other Investment Option or Options.

     To change the investment allocation of your existing account balances, call the Voice Response System at 1-800-686-9457. You must call prior to 2:00 PM (CT) to have your changes effective the next business day.

14. TIMING OF TRANSACTIONS

     When you make your investment decisions with regard to future contributions, or when you change the investment allocation on your existing account balances, your transaction will be processed as soon as administratively possible. Delays, however, can occur. Neither the Plan nor the Employer guarantees your transactions by a particular date or at a particular time.

15. WHO HOLDS YOUR INVESTMENTS

     Contributions of elective deferrals and after-tax contributions are forwarded by the Employer monthly to the Trustee pursuant to directions to invest in the various Investment Options provided under the Plan. Income generated from investments under a particular Option is reinvested in the same Option.

     All contributions to the Plan are placed in trust and used exclusively for the benefit of the participants and their beneficiaries. The funds received by the Trustees are invested as soon as practical in the Investment Options selected by you.

     You acquire an interest in a separate unsegregated fund in which your accounts are invested. You do not, until all or part of your interest in the Plan is distributed, acquire any direct ownership interest in the securities held in any Investment Option. The securities held in the Plan are not registered in your name but are registered in the name of the Trustee. Securities purchased under the Plan are held in the name of the Trustee.

16. WITHDRAWALS DURING EMPLOYMENT

     WITHDRAWALS ON ACCOUNT OF FINANCIAL HARDSHIP. During your employment with the Employer, you may request to withdraw ALL OR ANY PORTION OF YOUR ELECTIVE DEFERRALS held in your Deferral Contributions Account

(EXCLUDING ANY EARNINGS THEREON) if you have suffered a financial hardship. A hardship withdrawal must be made on account of any of the following:

     - uninsured medical expenses incurred by you, your spouse, or any of your dependents;

     - the purchase (excluding mortgage payments) of your principal residence;

     - the payment of post-secondary education tuition, for the next 12-month period, for you or for your spouse, or for any of your dependents;

     - prevention of eviction from or foreclosure on your principal residence.

     The amount of your hardship withdrawal can be no more than is necessary to meet the hardship.

     To qualify for this hardship distribution, you may not make any contributions (either salary deferral or after-tax contributions) to the Plan for the 6-month period following the date of your hardship withdrawal, and you must first obtain all other available withdrawals and all nontaxable loans currently available under this Plan and all other qualified plans maintained by the Employer or a company related to the Employer. In addition, a special limitation may apply to your elective deferrals in the following taxable year. REVIEW SECTIONS 20 AND 21 AND CONSULT YOUR OWN TAX ADVISER BEFORE REQUESTING ANY WITHDRAWAL FROM THE PLAN.

     You may obtain a hardship withdrawal election form by calling the Voice Response System at 1-800-686-9457. The necessary forms will be mailed to your home address. OTHER THAN THE HARDSHIP WITHDRAWAL RIGHT DESCRIBED IN THIS SECTION 16 AND THE POST-AGE 70 1/2 DISTRIBUTION REQUIREMENT DESCRIBED IN SECTION 17, THE PLAN DOES NOT PERMIT YOU TO RECEIVE PAYMENT OF ANY PORTION OF YOUR ACCOUNT BALANCES FOR ANY OTHER REASON, UNLESS YOU TERMINATE EMPLOYMENT WITH THE EMPLOYER.

17. DISTRIBUTIONS AFTER TERMINATION OF EMPLOYMENT

     After you terminate employment with the Employer, the time at which the Plan will commence distribution to you and the form of that distribution depends on whether your vested account balance exceeds $3,500. REVIEW SECTIONS 20 AND 21 AND CONSULT YOUR OWN TAX ADVISER BEFORE RECEIVING A DISTRIBUTION FROM THE PLAN.

     IF VESTED ACCOUNT BALANCES ARE NOT MORE THAN $3,500. If your vested account balances do not exceed $3,500, the Plan will distribute that portion to you, in lump sum, as soon as administratively practicable after you terminate employment with the Employer. If you already have attained normal retirement age when you terminate employment, the Plan must make this distribution no later than the 60th day following the close of the Plan Year in which your employment terminates, even if the normal distribution date would occur later.

     IF VESTED ACCOUNT BALANCES ARE MORE THAN $3,500. If your vested account balances exceed $3,500, the Plan will commence distribution to you at the time you elect to commence distribution. The Plan permits you to elect distribution on any distribution date following your separation from service.

     A "distribution date" under the Plan means any business day of the Plan Year. The Plan provides the Trustee an administratively reasonable time following a particular distribution date to make actual distribution to a participant.

     No later than 30 days prior to your earliest possible distribution date, the Committee will provide you a notice explaining your right to elect distribution from the Plan and the forms necessary to make your election. If you do not make a distribution election, the Plan will commence distribution to you on the 60th day following the close of the Plan Year in which the later of two events occurs: (1) your attainment of normal retirement age; or (2) your termination of employment with the Employer. To determine whether your vested account balances exceed $3,500, the Plan normally looks to the last valuation of your accounts prior to the scheduled distribution date.

     WITH LIMITED EXCEPTIONS, YOU MAY NOT COMMENCE DISTRIBUTION OF YOUR VESTED ACCOUNT BALANCES LATER THAN APRIL 1 OF THE CALENDAR YEAR FOLLOWING THE CALENDAR YEAR IN WHICH YOU ATTAIN AGE 70 1/2, EVEN IF YOU HAVE NOT TERMINATED EMPLOYMENT WITH THE EMPLOYER. This required distribution date overrides any contrary distribution date described in this summary. If the Employer terminates the Plan before you receive complete distribution of your vested benefits, the Plan might make distribution to you before you otherwise would elect distribution. Upon Plan termination, if your vested account balances exceed $3,500, you will receive an explanation of your distribution rights.

     For purposes of making a distribution of any portion of your vested account balances, the Plan refers to the latest valuation of your account balances. The Plan requires valuation of the trust fund, and adjustment of participant accounts, as of the last day of each Plan Year, and each business day of the Plan Year. You will not receive any adjustment to your account balances for trust fund earnings after the latest valuation date. In general, the Plan allocates trust fund earnings, gains or losses for a valuation period on the basis of each participant's opening account balances at the beginning of the valuation period, less any distributions and charges to each participant's accounts during the valuation period.

     FORMS OF BENEFIT PAYMENT. The Plan permits distribution only in the form of a lump sum payment. No other form of distribution is available.

18. DISTRIBUTION UPON DISABILITY

     If you terminate employment because of disability, the Plan will pay your vested account balances to you in lump sum at the same time as it would pay your vested account balances for any other termination of employment. However, if your vested account balances exceed $3,500, the disability distribution rules are subject to any election requirements described in Section 16. In general, disability under the Plan means because of a physical or mental disability you are unable to perform the duties of your customary position of employment for an indefinite period which, in the opinion of the Committee, will be of long continued duration. The Committee also considers you disabled if you terminate employment because of a permanent loss or loss of use of a member or function of your body or a permanent disfigurement. The Committee may require a physical examination in order to confirm the disability.

19. DISTRIBUTION UPON DEATH

     If you die prior to receiving distribution of all of your account balances under the Plan, the Plan will pay the balance of all of your accounts under the Plan to your beneficiary.

     The Committee will provide you with an appropriate form for naming a beneficiary. If you are married, your spouse must consent to the designation of any nonspouse beneficiary. Your vested account balances will be paid in a lump sum to your designated beneficiary as soon as administratively practicable after your death.

20. FEDERAL INCOME TAX WITHHOLDING FROM WITHDRAWALS AND DISTRIBUTIONS; ROLLOVERS

     In general, all withdrawals and distributions from the Plan are subject to federal income tax withholding unless the participant elects a direct rollover of a qualifying rollover distribution to a qualified plan or an IRA. In general, a qualifying rollover distribution is a withdrawal or distribution which is not a mandatory distribution after age 70 1/2. A qualifying rollover distribution can be a withdrawal received during employment or a distribution received after a participant's termination of employment. A participant will be given notice and an opportunity to elect a direct rollover before a withdrawal or distribution which is a qualifying rollover distribution is made. A PARTICIPANT SHOULD CONSULT HIS OR HER OWN TAX ADVISER BEFORE ELECTING ANY WITHDRAWAL OR DISTRIBUTION AND BEFORE MAKING AN ELECTION CONCERNING ANY QUALIFYING ROLLOVER DISTRIBUTION. IN ADDITION TO INCOME TAX WITHHOLDING, A WITHDRAWAL OR DISTRIBUTION MAY BE SUBJECT TO A 10 PERCENT PENALTY IF RECEIVED BEFORE THE PARTICIPANT ATTAINS AGE 59 1/2. THIS 10 PERCENT PENALTY IS PAYABLE WITH THE PARTICIPANT'S INCOME TAX RETURN.

     The Federal tax laws may permit a participant to report a distribution of the taxable portion of his or her total account balances under special averaging provisions which are applicable before the year 2000. A PARTICIPANT SHOULD CONSULT HIS OR HER OWN TAX ADVISER.

     A distribution to the surviving spouse of a deceased participant or to the spouse or former spouse of a participant pursuant to a "qualified domestic relations order" may be a qualifying rollover distribution with respect to such spouse. A spouse will be given notice and an opportunity to elect a direct rollover before a distribution which is a qualifying rollover distribution is made. A SPOUSE SHOULD CONSULT HIS OR HER OWN TAX ADVISER BEFORE ELECTING ANY DISTRIBUTION AND BEFORE MAKING AN ELECTION CONCERNING A QUALIFYING ROLLOVER DISTRIBUTION.

21. GENERAL SUMMARY OF THE FEDERAL INCOME TAX EFFECT OF THE PLAN

     The Employer intends to submit the Plan to the Internal Revenue Service and request that the Internal Revenue Service issue a determination letter stating that the Plan continues to qualify, as to form, under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that the accompanying trust is exempt from tax under section 501(a) of the Code.

     The GENERAL SUMMARY of applicable federal income tax laws set forth below is provided solely for the general information of participants. It is neither intended nor offered as a complete summary or as a legal interpretation. The Employer believes the following summary explains the federal income tax treatment of the normal operation of the Plan on the date of this document. This treatment, including the rules applicable to contributions to and distributions from the Plan, is subject to change.

GENERAL

     a. A participant's elective deferrals and employer contributions made to the Plan are not subject to federal income tax when contributed to the Plan. Federal income taxes on these contributions are generally deferred until the participant or the participant's beneficiary receives a distribution from the Plan.

     A participant's total elective deferrals to the Plan (and to any other salary deferral plan) for any calendar year are limited. In the event this limitation is exceeded, any excess and any earnings attributable thereto will be subject to federal income tax.

     b. Additional limitations apply to the elective deferrals made to the Plan for and by "highly compensated" participants for each year. Complex tests are applied each year to assure that the elective deferral contribution percentages of the group of highly compensated participants compared to such contribution percentages of all other participants is within the limitations set forth in section 401(k) of the Code. If these limitations are exceeded, the applicable contribution percentage of each highly compensated participant is subject to reduction in order to meet the appropriate test. The amount of any such reduction of elective deferrals and any earnings attributable thereto will be subject to federal income tax and will be distributed to the highly compensated participant.

     c. Earnings on a participant's accounts in the Plan will not be subject to federal income tax until distributed from the Plan.

TAXATION OF DISTRIBUTIONS

     a. In general, amounts distributed from the Plan to a participant or to such participant's beneficiary, other than as a "lump sum distribution", are treated as a taxable distribution, in accordance with the provisions of section 72 of the Code and regulations to be prescribed by the Secretary of the Treasury. A "lump sum distribution" is generally a distribution to a participant of the participant's entire interest in the Plan if the distribution to such participant is made during one calendar year because of such participant's separation from service.

     For taxable years beginning before January 1, 2000, a participant who (i) has attained at least age 59 1/2; (ii) has at least five years of Plan participation; and (iii) does not rollover any portion of a lump sum distribution to an individual retirement account ("IRA") or another employer plan, may elect to have special income averaging provisions apply for determining federal income tax on the ordinary income portion of the "total taxable amount" (defined below) of a lump sum distribution. These special income averaging provisions provide for determination of the applicable federal income tax on a five-year averaging basis generally and, in the case of a participant who had attained at least age 50 before January 1, 1986, on a ten-year averaging basis.

     The "total taxable amount" is the portion of a lump sum distribution that exceeds the "net unrealized appreciation" in the Parent's common stock included in the lump sum distribution. "Net unrealized appreciation" is the difference of the fair market value of the Parent's common stock on the date distributed over the tax basis of the securities on that date. The tax basis of such securities is to be determined in accordance with regulations prescribed by the Secretary of the Treasury. Federal income tax on the net unrealized appreciation is deferred until a later sale or exchange of the securities. However, a participant may elect to have such net unrealized appreciation included in the total taxable amount.

     b. The Code permits a participant to avoid current taxation of any portion of the taxable amount of an eligible rollover distribution by electing a direct rollover of that portion into an IRA or, in certain cases, into another qualified employee retirement plan that accepts direct rollover contributions.

     In addition, a participant who actually receives a distribution may make a rollover to an IRA or a qualified plan by transferring the portion of the taxable amount being rolled over to the other plan or IRA not later than 60 days after receipt of the amount and notifying the trustee or issuer of the other plan or IRA that the transfer is a rollover contribution. However, if a participant elects to receive a distribution, only eighty percent (80%) of the taxable amount of the distribution will be paid to the participant in most cases due to federal income tax withholding. To avoid income tax on the entire distribution, the participant will need to use other funds so that all of the taxable amount of the distribution is rolled over within sixty (60) days of receipt. Federal income taxation on the amount rolled over is deferred until a distribution is made from the plan or IRA to which the amount is rolled over.

     If the participant's beneficiary is the participant's spouse, the spouse may be eligible to roll over all or any portion of the taxable amount of a distribution received on account of the death of the participant, subject to essentially the same rules that would have been applicable to the participant, as described above.

     Not all distributions are eligible rollover distributions. There are specific and technical qualifications and requirements set forth in sec.402 of the Code that must be satisfied in order for a Plan distribution to be eligible to be rolled over.

     c. The taxable amount of any eligible rollover distribution from the Plan to a participant or a beneficiary is subject to federal income tax withholding. In most cases, federal law requires twenty percent (20%) of the distribution to be withheld and some states also require withholding. In some cases the twenty percent (20%) withholding could be insufficient, thereby requiring the timely payment of estimated taxes or the payment of tax penalties and interest.

     d. A participant or beneficiary eligible to receive a taxable distribution from the Plan which is not an eligible rollover distribution may elect, prior to receiving the distribution, to have no amount or an additional amount withheld for federal income tax. If an insufficient amount is withheld, a person receiving such a distribution may be required to make timely payment of estimated taxes or payment of tax penalties and interest.

     e. A participant who receives a distribution from the Plan prior to age 59 1/2 generally must pay an additional tax (presently 10 percent) on the taxable portion of such distribution. The Code contains several special rules which exclude from this 10 percent tax certain distributions made because of death, disability, separation from service after age 55, deductible medical expenses and other specified reasons.

     f. For taxable years beginning on or after January 1, 2000, a participant who receives in a single calendar year more than $150,000 (subject to increases for indexing) in total distributions from qualified retirement plans including IRAs and tax-sheltered annuities, is required to pay a 15 percent excise tax on amounts received in excess of such amount. Certain amounts, such as voluntary contributions, are not counted toward the applicable dollar limit. Special rules may apply to lump sum distributions, and to benefits earned as of August 1, 1986. A special 15 percent excise tax may also apply to a portion of any benefits remaining unpaid at the participant's death.

     g. In accordance with rules prescribed by the Code, participation in a tax-qualified retirement or savings plan, such as the Plan, may reduce or eliminate the ability of a participant or a participant's spouse to make tax-deductible contributions to an IRA. To the extent that a participant's ability to make tax-deductible IRA contributions is reduced, the participant may make nondeductible IRA contributions.

     The foregoing provides only a general description of the application of federal income tax laws applicable to participation in the Plan. The foregoing description does not address the effects of foreign, state and local tax laws.

     Because of the complexities involved in the application of the tax laws to participation in the Plan, EACH PARTICIPANT IS STRONGLY URGED TO CONSULT A TAX ADVISER WITH RESPECT TO SUCH PARTICIPANT'S OWN SITUATION.

22. LOSS OF BENEFITS

     There are no specific Plan provisions which disqualify you as a participant or which cause you to lose plan benefits, except as provided in Sections 8, 9, 10 and 11. However, if you become disabled and do not receive compensation from the Employer, you will not receive an allocation of the Employer's contribution to the Plan during the period of disability. In addition, if your Plan benefits become payable after termination of employment and the Committee is unable to locate you at your last address of record, you may forfeit your benefits under the Plan. Therefore, it is very important that you keep the Employer apprised of your mailing address even after you have terminated employment. Finally, if the Employer terminates the Plan, which it has the right to do, you would receive benefits under the Plan based on your account balances accumulated to the date of the termination of the Plan. Termination of the Plan could occur before you attain your normal retirement date. If the Employer terminates the Plan, your accounts will become 100 percent vested, if not already 100 percent vested, unless you forfeited the nonvested portion prior to the termination date.

     The termination of the Plan does not permit you to receive a distribution from your Deferral Contributions Account unless: (1) you otherwise have the right to a withdrawal or distribution, as described in Sections 16, 17 and 18; or (2) the Employer does not maintain a successor defined contribution plan. If you are able to receive a distribution only because the Employer does not maintain a successor defined contribution plan, you must agree to take that distribution as part of a lump sum payment of your entire account balances under the Plan. The Trustee will transfer to the successor defined contribution plan any portion of your interest in the Plan is unable to distribute to you.

23. SPENDTHRIFT PROVISION

     Your interest in the Plan generally is not subject to sale, transfer, assignment, pledge, garnishment or other encumbrance by you or anyone else. Your Plan interest or right to receive withdrawals or distributions generally cannot be taken voluntarily or involuntarily to pay debts or other obligations or claims against you. Therefore, you may not assign your interest in the Plan to another person or use your Plan interest as collateral for a loan from a commercial lender. However, federal law requires that your Plan accounts may be paid out or set aside for the benefit of certain individuals in accordance with the requirements of certain final orders issued by a court in connection with a divorce, marital or child support proceeding in which you may be involved. Any amount paid or set aside would reduce the value of our Plan accounts that may be distributed to you.

     However, please note that the Plan does not have procedures in place to allow separate accounts for any of the above mentioned parties other than an employee or former employee. Any employee who anticipates that a court order may be entered in connection with a divorce, marital or child-support proceeding that will affect the employee's interest in the Plan, is advised to contact and/or notify the Committee of the anticipated court order.

24. CLAIMS PROCEDURE

     When an event occurs which entitles you to a distribution of your benefits under the Plan, the Committee will notify you regarding your distribution rights. If you disagree with the Committee's determination of the amount of your benefits under the Plan or with respect to any other decision the Committee may make regarding your interest in the Plan, the Plan contains the appeal procedure you should follow. In brief, if the Committee determines it should deny benefits to you, you will be given a written notice that will contain:

     - the specific reasons for the denial,

     - reference(s) to pertinent Plan provisions upon which the denial is based,

     - a description of any additional material or information necessary to perfect the claim along with an explanation of why such material or information is necessary, and

     - notice of your right to seek a review of the denial.

     If you disagree with the Committee, you (or a duly authorized representative) will have the right to request that the Committee review the denial, provided you file a written request for review with the Committee within 75 days after the date on which you received written notification of the denial. You (or your duly authorized representative) may review pertinent documents. You may submit issues and comments which you feel are pertinent to permit the Committee to re-examine all facts and make a final determination with respect to the denial. If you fail to appeal a denial within the 75-day period, the Committee's determination will be final and binding.

     The Committee will make a decision within 60 days after a request for review is received unless special circumstances require additional time for rendering a decision. In any event, the Committee will notify you of a decision with 120 days after a request for review is received. The same procedures apply if, after your death, your beneficiary makes a claim for benefits under the Plan.

     The Committee shall have the power, including, without limitation, discretionary power, to make all determinations that the Plan requires for its administration, and to construe and interpret the Plan whenever necessary to carry out its intent and purpose and to facilitate its administration, including, but not by way of limitation, the discretion to grant or to deny claims for benefits under the Plan. All such rules, regulation, determinations, constructions and interpretations made by the Committee shall be conclusive and binding.

25. PARTICIPANT LOANS

     If you are an active employee, you may request a loan from your accounts in the Plan. To request a loan, call the Voice Response System at 1-800-686-9457. Loan forms will be mailed to your home address. The completed forms must be received before any processing can begin. Loans are processed on a weekly basis. If your loan application is received by Friday, your loan check generally will be mailed to you by the following Friday.

     Your loan will be made directly from your account and interest paid by you will be credited to your account. After your loan has been made, the portion of your account that has not been borrowed will continue to be invested in the investment option or options you have selected.

     Loan amounts will be withdrawn proportionately from each Investment Option in which your accounts which are being used to fund your loan are invested. Principal and interest payments made by you on your loan generally will be credited to the same funds (and in the same proportions) in which your contributions are invested at the time interest or principal payment is made.

     The amount of your loan may not exceed the lesser of:

          1) $50,000, reduced by the highest outstanding loan balance during the past 12 months, or

          2) 50 percent of the vested portion of your accounts (determined as of the most currently available valuation).

     The minimum amount you may borrow is $1,000, and you are permitted only one outstanding loan at a time.

     Loans must be repaid over a term of no less than one year and no more than five years, unless the loan is for your primary residence. If the funds borrowed are to purchase a home that is your primary residence, the term may be extended up to 25 years. Any loans will be repaid by withholding from your paycheck over the term of the loan. In the event of a termination of employment, any loan to you will become immediately due. If your loan is not repaid in full, it will be treated as a taxable distribution to you.

     All loans will bear interest for the term of the loan at an interest rate established by the Committee from time to time. The interest rate on a loan is set at the time the loan is initiated.

     The provisions of the Plan loan program are subject to periodic change. You should check with the Employer for information regarding the loan policy at the time you are considering a request for a loan. You may be required to pay a loan origination fee and other charges associated with the loan.

26. TECHNICAL INFORMATION

     The Plan is a profit-sharing plan. WCS Communications Systems, Inc. is the Plan Sponsor until on or about August 1, 1997, when WilTel Communications, LLC will become the Plan Sponsor. For identification purposes, the Plan Sponsor has assigned to the Plan number 008. The Plan Year is the period on which the Plan maintains its records and is the twelve consecutive month period ending every December 31. The current Plan Sponsor's employer identification number is 47-6043412 and its address is:

        WCS Communications Systems, Inc.
        c/o The Williams Companies, Inc.
        Post Office Box 2400, Drop 47-8
        Tulsa, Oklahoma 74102

     You will be provided revised technical information when the change of the Plan Sponsor is completed.

     Certain types of retirement plans that are not fully funded are required to be insured against under funding. Because the Plan is fully funded, the Plan is not subject to plan termination insurance with the Pension Benefit Guaranty Corporation.

27. PLAN AMENDMENT OR TERMINATION

     While the Plan is intended to be permanent, the Employer, by action of its Board of Directors, may amend or terminate the Plan, in whole or in part, at any time. However, except as required by law, the value of your accounts on any date of amendment or termination will not be reduced by any such amendment or termination. In the event of Plan termination, your accounts will become 100 percent vested and non-forfeitable.

28. RIGHT TO EMPLOYMENT

     The Employer reserves the right to discharge any employee and to pay such employee only the benefits to which he/she is entitled under the terms of the Plan. The Plan is not an employment contract and does not give any employee any right to be retained in the service of the Employer.

29. PARTICIPANT'S RIGHT UNDER ERISA

     As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 ("ERISA"). ERISA provides that all Plan participants are entitled to:

          (a) Examine, without charge, at the Plan Administrator's office other specified locations (such as work sites), all Plan documents, including insurance contracts and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and plan descriptions.

          (b) Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

          (c) Receive a summary of the Plan's annual financial report. ERISA requires the Plan Administrator to furnish each participant with a copy of this summary annual report.

          (d) Obtain a statement telling you that you have a right to receive a retirement benefit at the normal retirement age under the Plan and what your benefit could be at normal retirement age if you stop working under the Plan now. If you do not have a right to a retirement benefit, the statement will advise you of the number of additional years you must work to receive a retirement benefit. You must request this statement in writing. The law does not require the Plan Administrator to give this statement more than once a year. The Plan must provide the statement free of charge.

     In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your Employer, your union or any other person may fire you or otherwise discriminate against you in any way to prevent you from obtaining a retirement benefit or from exercising your rights under ERISA.

     If your claim for a retirement benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan review and reconsider your claim.

     Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive the materials within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

     If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

                                   APPENDIX A

                          SUMMARY PLAN DESCRIPTION FOR
                       WILTEL SAVINGS AND RETIREMENT PLAN

                   PERFORMANCE HISTORY OF INVESTMENT OPTIONS

     In considering the investment value of the available investment Options under the Plan, the following historical performance information has been prepared for all the Options A through E. It should be emphasized, however, that historical performance may not be indicative of future performance.

     Option A. Three-year investment results for the American Performance U.S. Treasury Fund are as follows:

                   YEAR ENDED                         TOTAL
                  DECEMBER 31,                        RETURN
                  ------------                     ------------
   1996..........................................     4.59%
   1995..........................................     5.08%
   1994..........................................     3.48%

     Option B. Three-year investment results for the American Performance Intermediate Bond Fund are as follows:

                   YEAR ENDED                         TOTAL
                  DECEMBER 31,                        RETURN
                  ------------                     ------------
   1996..........................................       3.02%
   1995..........................................      12.24%
   1994..........................................     (2.47)%

     Option C. Three-year investment results for the American Performance Equity Fund are as follows:

                   YEAR ENDED                         TOTAL
                  DECEMBER 31,                        RETURN
                  ------------                     ------------
   1996..........................................      25.91%
   1995..........................................      35.26%
   1994..........................................     (1.21)%

     Option D. Three-year investment results for the American Performance Aggressive Growth Fund are as follows:

                   YEAR ENDED                         TOTAL
                  DECEMBER 31,                        RETURN
                  ------------                     ------------
   1996..........................................      13.52%
   1995..........................................      23.23%
   1994..........................................     (4.53)%

     Option E. The common stock of the Parent is traded on the New York Stock Exchange under the symbol "WMB". Three-year investment results for the common stock of the Parent are as follows:

                   YEAR ENDED                         TOTAL
                  DECEMBER 31,                        RETURN
                  ------------                     ------------
   1996..........................................     31.79%
   1995..........................................      79.8%
   1994..........................................      6.22%

     THE HISTORIC TRADING PRICE OF THE COMMON STOCK OF PARENT IS NOT NECESSARILY INDICATIVE OF THE FUTURE PERFORMANCE OR TRADING PRICE OF THE COMMON STOCK.

     The foregoing performance information for Options A through D has been extracted from the above-referenced prospectuses or from advertised yields and total returns for such Options, and, in each case, is qualified in its entirety by reference to such sources.

                                       A-1